August 18, 2004

Plains Exploration & Production Company

700 Milam Street, Suite 3100

Houston, Texas 77002

Re:	Plains Exploration & Production Company

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Plains Exploration & Production Company, a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the proposed offer by the Company to exchange (the “Exchange Offer”) all outstanding 7 1/8% Series A Senior Notes due 2014 (the “Outstanding Notes”) of the Company for (i) 7 1/8% Series B Senior Notes due 2014 (the “Registered Notes”) of the Company and (ii) the guarantees (the “Guarantees”) pursuant to the Indenture referred to below of the Subsidiary Guarantors listed in the Registration Statement (the “Registrant Guarantors”). The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an indenture (the “Indenture”) dated as of June 30, 2004 among the Company, Arguello Inc., Nuevo Energy Company (merged into the Company as surviving entity prior to the date hereof), Nuevo Ghana Inc., Nuevo International Inc., Nuevo Offshore Company, Nuevo Permian Inc., Nuevo Permian Limited Partnership, Nuevo Resources Inc., Nuevo Texas Inc., Pacific Interstate Offshore Company, Plains E&P Company, Plains Resources International Inc., PMCT Inc. and PXP Gulf Coast Inc. (the “Subsidiary Guarantors”) and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”).

We have examined originals or certified copies of such corporate records of the Company and the Registrant Guarantors and other certificates and documents of officials of the Company and the Registrant Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Company, the due authorization, execution and delivery of all documents by the parties thereto other than the Company, that the Registered

1111 Louisiana Street 44th Floor / Houston, Texas 77002 / 713.220.5800 / fax: 713.236.0822

Plains Exploration & Production Company

August 18, 2004

Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of Registered Notes will be manually signed by one of the Trustee’s authorized officers.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Registered Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (e) applicable provisions of “blue sky” laws have been complied with,

1.	the Registered Notes proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture; and

2.	the Guarantees proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of each Registrant Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the State of New York, (ii) the State of Texas, (iii) the State of California and (iv) the General Corporation Law of the State of Delaware.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C.	The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of

Plains Exploration & Production Company

August 18, 2004

commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) federal securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under any stay, extension or usury Law or other Law, whether now or hereafter in force, which would prohibit or forgive the Company or a Registrant Guarantor from paying all or any portion of the Outstanding Notes or the Registered Notes as contemplated in the Indenture.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

AKIN GUMP STRAUSS HAUER & FELD LLP